Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

Total System Services, Inc.

2012 Employee Stock Purchase Plan:

We consent to the incorporation by reference in the registration statement (No. 333-181790) on Form S-8 of Total System Services, Inc. of our report dated April 24, 2013, with respect to the statement of financial condition of the Total System Services, Inc. 2012 Employee Stock Purchase Plan as of December 31, 2012, and the related statement of operations and changes in plan equity for the period from inception (July 1, 2012) to December 31, 2012, which report appears in the December 31, 2012 annual report on Form 11-K of the Total System Services, Inc. 2012 Employee Stock Purchase Plan, included as Exhibit 99.1 to the December 31, 2012 annual report on Form 10-K/A Amendment No. 1 of Total System Services, Inc.

/s/ KPMG LLP

Atlanta, Georgia

April 24, 2013